Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three and Nine Month Periods Ended September 30, 2014

NASHVILLE, TN, November 4, 2014 — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three and nine month periods ended September 30, 2014.

Income before income taxes for the three months ended September 30, 2014 was $2.4 million, compared with income before income taxes of $2.1 million for the same period in the prior year. Net income for the three months ended September 30, 2014 was $2.1 million, or $0.05 per share on a basic and diluted basis, compared with net income of $1.9 million, or $0.05 per share on a basic and diluted basis, for the same period in the prior year.

Income before income taxes for the nine months ended September 30, 2014 was $6.6 million, compared with income before income taxes of $6.5 million for the same period in the prior year. Net income for the nine months ended September 30, 2014 was $6.1 million, or $0.15 per share on a basic and diluted basis, compared with net income of $6.0 million, or $0.15 per share on a basic and diluted basis, for the same period in the prior year.

Joe Borbely, the Company’s President and CEO commented “Despite a rise in claims frequency, we achieved our ninth consecutive profitable quarter and a year-over-year increase in net income. We also are excited about the opening of a second store in Lakeland, Florida which represented our first new location since 2008.”

Revenues. Revenues for the three months ended September 30, 2014 were $65.6 million, compared with $59.6 million for the same period in the prior year. Revenues for the nine months ended September 30, 2014 were $195.3 million, compared with $181.4 million for the same period in the prior year.

Premiums earned for the three months ended September 30, 2014 were $54.4 million, compared with $49.5 million for the same period in the prior year. Premiums earned for the nine months ended September 30, 2014 were $162.0 million, compared with $151.0 million for the same period in the prior year. This improvement was primarily due to an increase in policies in force from 147,855 at September 30, 2013 to 161,330 at September 30, 2014, in addition to a higher percentage of full coverage policies sold and our recent pricing actions.

Loss Ratio. The loss ratio was 76.2 percent for the three months ended September 30, 2014, compared with 73.0 percent for the three months ended September 30, 2013. The loss ratio was 73.7 percent for the nine months ended September 30, 2014, compared with 72.0 percent for the nine months ended September 30, 2013. We experienced favorable development related to prior periods of $0.4 million for the three months ended September 30, 2014, compared with favorable development of $2.3 million for the three months ended September 30, 2013. For the nine months ended September 30, 2014, we experienced favorable development related to prior periods of $4.5 million, compared with favorable development of $2.1 million for the nine months ended September 30, 2013. The favorable development for the three months ended September 30, 2014 was primarily related to the Florida personal injury protection claims. The favorable development for the nine months ended September 30, 2014 was primarily due to lower than expected development related to bodily injury emergence in the 2013 accident year.

Excluding the development related to prior periods, the loss ratios for the three months ended September 30, 2014 and 2013 were 77.0 percent and 77.7 percent, respectively. Excluding the development related to prior periods, the loss ratios for the nine months ended September 30, 2014 and 2013 were 76.4 percent and 73.4 percent, respectively. The year-over-year increase in the loss ratio was primarily due to higher than expected claims frequency across multiple coverages.

Expense Ratio. The expense ratio was 20.2 percent for the three months ended September 30, 2014, compared with 24.3 percent for the three months ended September 30, 2013. The expense ratio was 23.4 percent for the nine months ended September 30, 2014, compared with 24.9 percent for the nine months ended September 30, 2013. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salary).

Combined Ratio. The combined ratio was 96.4 percent for the three months ended September 30, 2014, compared with 97.3 percent for the same period in the prior year. For the nine months ended September 30, 2014, the combined ratio was 97.1 percent, compared with 96.9 percent for the same period in the prior year.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 12 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance.

At September 30, 2014, we leased and operated 353 retail locations, staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage to renters underwritten by us. In addition, select retail locations in highly competitive markets in Illinois and Texas began offering non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. We also sell our products through 11 retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptanceinsurance.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Premiums earned	$54,369	$49,467	$161,971	$150,988
Commission and fee income	10,097	8,632	29,323	26,391
Investment income	1,142	1,473	3,936	4,017
Net realized gains (losses) on investments, available-for-sale (includes $(4), $6, $36 and $(36), respectively, of accumulated other comprehensive income (loss) reclassification for unrealized gains (losses))	(4)	6	36	(36)

	65,604	59,578	195,266	181,360

Costs and expenses:
Losses and loss adjustment expenses	41,440	36,132	119,323	108,724
Insurance operating expenses	20,654	20,145	65,845	62,394
Other operating expenses	244	235	722	687
Stock-based compensation	39	54	151	194
Depreciation and amortization	423	485	1,303	1,593
Interest expense	427	431	1,275	1,301

	63,227	57,482	188,619	174,893

Net income before income taxes	2,377	2,096	6,647	6,467
Provision for income taxes (includes $(1), $2, $13 and $(13), respectively, of income tax expense from reclassifications items)	257	164	547	445

Net income	$2,120	$1,932	$6,100	$6,022

Net income per share:
Basic	$0.05	$0.05	$0.15	$0.15

Diluted	$0.05	$0.05	$0.15	$0.15

Number of shares used to calculate net income per share:
Basic	40,995	40,942	40,981	40,925

Diluted	41,297	41,161	41,285	40,948

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $115,854 and $126,873, respectively)	$121,513	$130,248
Cash and cash equivalents	96,496	72,033
Premiums and fees receivable, net of allowance of $445 and $311	58,401	46,228
Other investments	9,922	7,513
Other assets	6,320	6,471
Property and equipment, net	3,187	3,512
Deferred acquisition costs	3,776	2,902
Identifiable intangible assets	4,800	4,800

TOTAL ASSETS	$304,415	$273,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$91,244	$84,286
Unearned premiums and fees	70,235	55,983
Debentures payable	40,330	40,301
Other liabilities	17,115	16,205

Total liabilities	218,924	196,775

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 41,000 and 40,983 shares issued and outstanding, respectively	410	410
Additional paid-in capital	457,168	456,993
Accumulated other comprehensive income	5,659	3,375
Accumulated deficit	(377,746)	(383,846)

Total stockholders’ equity	85,491	76,932

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$304,415	$273,707

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Gross premiums earned:
Georgia	$10,284	$9,320	$30,186	$28,858
Florida	8,363	7,448	24,982	23,161
Texas	6,998	6,075	20,636	18,065
Ohio	5,605	4,519	16,511	13,563
Alabama	5,437	5,246	16,294	15,816
Illinois	5,205	4,920	15,026	15,565
South Carolina	4,042	3,840	12,284	11,534
Tennessee	3,131	3,095	9,526	9,316
Pennsylvania	1,861	2,138	6,265	6,511
Indiana	1,542	1,294	4,535	3,893
Missouri	1,224	952	3,637	2,822
Mississippi	745	669	2,285	2,030

Total gross premiums earned	54,437	49,516	162,167	151,134
Premiums ceded to reinsurer	(68)	(49)	(196)	(146)

Total net premiums earned	$54,369	$49,467	$161,971	$150,988

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Loss	76.2%	73.0%	73.7%	72.0%
Expense	20.2%	24.3%	23.4%	24.9%

Combined	96.4%	97.3%	97.1%	96.9%

POLICIES IN FORCE (FAC ONLY)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Policies in force – beginning of period	159,293	153,595	143,077	145,938
Net change during period	2,037	(5,740)	18,253	1,917

Policies in force – end of period	161,330	147,855	161,330	147,855

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Retail locations – beginning of period	353	366	360	369
Opened	1	—	1	—
Closed	(1)	(3)	(8)	(6)

Retail locations – end of period	353	363	353	363

RETAIL LOCATIONS BY STATE

	September 30,		June 30,		December 31,
	2014	2013	2014	2013	2013	2012
Alabama	24	24	24	24	24	24
Florida	31	30	30	30	30	30
Georgia	60	60	60	60	60	60
Illinois	60	62	60	62	61	63
Indiana	17	17	17	17	17	17
Mississippi	7	7	7	7	7	7
Missouri	10	11	10	11	11	11
Ohio	27	27	27	27	27	27
Pennsylvania	15	16	16	16	16	16
South Carolina	25	26	25	26	25	26
Tennessee	19	19	19	19	19	19
Texas	58	64	58	67	63	69

Total	353	363	353	366	360	369

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885